Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

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Contact	Lori Fisher (314-694-8535)

MONSANTO EXECUTIVE SAYS CONTINUOUS INNOVATION STRENGTHENS

MARKET POSITION

NEW YORK (Sept. 26, 2002) – Continuous innovation is a cornerstone of Monsanto Company’s leadership in the agricultural industry, Chief Technology Officer Robert T. Fraley, Ph.D., said today at the 15th annual Credit Suisse First Boston Chemicals Conference.

“In 2001, new or improved Monsanto products that had been on the market for less than five years contributed 87 percent of the company’s overall revenue,” Fraley said. “Our innovations have added value to the products farmers want and need to be productive.”

Monsanto’s steady stream of new products during the past several years includes seven new biotech traits, 24 new Roundup herbicide formulations launched around the world, and a wide range of new corn hybrids and branded seed varieties. In addition to holding a leadership position in agricultural chemicals, biotechnology traits and seeds, Monsanto is unique in its ability to offer these as an integrated solution to farmers.

Innovations Continue for Roundup Herbicide

Introduced more than 25 years ago, Roundup brand agricultural products have maintained their industry leadership position in large part because of Monsanto’s efforts to continually improve its formulations and manufacturing technologies. Breakthroughs in the company’s manufacturing process for Roundup – including new catalyst technology – have reduced manufacturing costs by a third since 1996, while also reducing manufacturing waste.

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     Monsanto’s formulations innovations for Roundup continue with this fall’s launch of the Roundup WeatherMAX formulation in the United States. Roundup WeatherMAX combines Monsanto’s second-generation TranSorb technology with a formulation that is 50 percent more concentrated, which reduces handling and transportation costs. The improved TranSorb technology allows Monsanto to provide farmers with an industry-leading “30-minute rainfast” warranty.

     “Monsanto’s continuous development of formulations for Roundup allows us to offer improved herbicide performance to farmers,” Fraley said.

     “More than 400 weed control field trials and 5,000 head-to-head comparisons demonstrate that the new patented Roundup WeatherMAX will provide farmers with more consistent weed control in tough and ideal conditions as compared with imitator glyphosate-based products.”

     Greater Productivity from Seed and Trait Pipeline

     Monsanto continues to upgrade its seed portfolio with new hybrids and varieties. For example, in 1998, 56 percent of the company’s DEKALB brand hybrid corn portfolio consisted of products that were “new” (less than three years old). In 2002, Fraley said the DEKALB portfolio was 75 percent new, with a goal of 80 percent of the portfolio being new in 2004.

     “At the 80 percent new hybrid level, we can optimize inventory turnover and our cost of goods sold,” Fraley said.

     Fraley also noted that the company’s research-and-development (R&D) investment is accelerating its successes in the breeding area. “Since 1998, our use of molecular markers for conventional plant breeding and molecular breeding has doubled annually,” Fraley said. “This has helped us to cut the time to integrate traits into germplasm by one year, while reducing our cost to generate marker data points by a third.”

     And in the discovery area, genomics and biotechnology have generated a 1000-fold increase in the number of genes identified, and a 100-fold increase in gene function testing.

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     “I’m excited by the opportunity we have,” Fraley said.

     “Monsanto’s investment in genomics is accelerating the pace of gene discovery, while our biotechnology and breeding capacity is shortening the time to market for genes and traits now at the discovery phase. Our pipeline represents a strong technology platform for the company’s future.”

     Fraley also noted that the company’s investment in new product R&D is recouped about four years after a new biotech trait is launched. “We make careful, focused investments in R&D in a cost-effective and timely manner, and these investments are contributing greatly to the revenue stream of the company,” Fraley said.

     “This not only enhances our financial performance, but allows us to reinvest so that we can discover and develop the innovative agricultural products of tomorrow,” Fraley said.

     Monsanto Company (NYSE: MON) is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see: www.monsanto.com.

Note to editors: Roundup, Roundup WeatherMAX, TranSorb technology and DEKALB are trademarks or registered trademarks owned by Monsanto Technology LLC.

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Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, product liability, regulatory compliance (including seed quality), environmental contamination and antitrust; the effect of weather conditions and commodity markets on the agriculture business; the company’s ability to fund its short-term financing needs; general economic and business conditions; any changes in business, political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.